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                                                                     Exhibit 5.1

                      [MORRISON & FOERSTER LLP LETTERHEAD]



                                  June 21, 2002




Wire One Technologies, Inc.
225 Long Avenue
Hillside, NJ 07205

Gentlemen:

       At your request, we have examined the Registration Statement on Form S-8 to be filed by Wire One Technologies, Inc. with the Securities and Exchange Commission on June 21, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,400,000 shares (the "Plan Shares") of your common stock, par value $.0001 per share (the "Common Stock"), which will be issuable under the Wire One Technologies, Inc. 2000 Stock Incentive Plan (the "Plan").

       As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the Plan and the authorization of the issuance of the shares of Common Stock under the Plan and such documents as we have deemed necessary to render this opinion.

       Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

       We consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/  Morrison & Foerster LLP

                                Morrison & Foerster LLP